INVESTMENT TRUST
                           Scudder S&P 500 Index Fund

                         SPECIAL MEETING OF SHAREHOLDERS

                                October 13, 1999

         A Special Meeting of Shareholders of Scudder S&P 500 Index Fund (the "Series"), a series of Investment Trust, (the "Fund"), was held at the offices of Scudder Kemper Investments, Inc. ("Scudder Kemper"), 13th floor, Two International Place, Boston, Massachusetts, on Wednesday, October 13, 1999 at 9:00 a.m.

         Present were: John Millette, Vice President and Secretary and Caroline Pearson, Assistant Secretary of the Fund; Daniel Gross, Scott D. Hogan, Timothy Hurley and Cathleen M. Palmer, all of Scudder Kemper.

         Mr. Millette acted as Chairman of the meeting and Ms. Pearson acted as Secretary and kept the minutes of the meeting. The Chairman reported that Ms. Pearson would also serve as Inspector of Election and receive and tabulate the ballots and perform other duties delegated to her.

         The Chairman noted that each matter before the meeting would be voted on separately. He stated that the Inspector of Election would receive and tabulate the votes during the meeting and that at the close of the meeting the results of each vote would be presented.

Secretary's Report

         The Secretary advised the Chairman that a preliminary count had disclosed that proxies covering 8,830,965.564 shares or 54.903 percent of the 16,084,538.575 shares outstanding and entitled to vote at the meeting had been received by mail or personally delivered prior to or at the meeting. The Chairman declared that a quorum was represented at the meeting, and thus the meeting was properly constituted to transact business.


Approval of New Investment Advisory Agreement

         The Chairman stated that the first order of business was the approval of a new Investment Advisory Agreement between Bankers Trust Company and Scudder Kemper on behalf of the Series (the "Agreement"). The Chairman then placed before the shareholders for their approval or disapproval the Agreement.


         There being no further discussion, the vote was then taken.


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Election of Trustees

         The Chairman stated that it was in order to proceed with the election of eight trustees of Equity 500 Index Portfolio (the "Portfolio").

         The Secretary then nominated the following persons as members of the Board of Trustees of the Portfolio to hold office until their respective successors have been duly elected and qualified or until their earlier resignation or removal:

                           Charles P. Biggar
                           S. Leland Dill
                           Martin J. Gruber
                           Richard Hale
                           Richard J. Herring
                           Bruce E. Langton
                           Philip Saunders, Jr.
                           Harry Van Benschoten

         The Chairman then asked if there were any further nominations. There being no further nominations or discussion, nominations were closed. The vote was then taken.

Ratification of Selection of Independent Auditors

         The Chairman stated that it was in order to consider ratification or rejection of the selection by the Board of Trustees of PricewaterhouseCoopers LLP ("PwC") as independent auditors for the Series for the current fiscal year. The Chairman stated that Christine Reynolds, a representative of PwC, was available to respond to appropriate questions via telephone conference call. There being no questions, the Secretary placed before the shareholders for their ratification or rejection the selection of PwC as independent auditors for the Series for the current fiscal year.

         There being no further discussion, the vote was then taken.

Tabulation of Votes

         The Chairman then received the tabulation of votes on the matters before the meeting from the Inspector of Election and presented the preliminary results to the meeting. He reported that by vote of the shareholders present and voting, and by vote of the proxies representing absent shareholders:

         (1) The approval of a new Investment Advisory Agreement between the Portfolio and Scudder Kemper was approved.

         (2) The eight persons nominated as trustees of the Portfolio were duly elected as members of the Board.

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         (3)      The action of the Board in selecting PwC as independent public auditors for the current fiscal year was ratified.


Adjournment

         There being no further questions or business to come before the meeting, upon motion duly made and seconded, the meeting was adjourned.



                                      /s/Caroline Pearson
                                      -----------------------------
                                      Caroline Pearson
                                      Assistant Secretary



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